EXHIBIT 99.1
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                         SPIRE CORPORATION NEWS RELEASE


Contact:  Spire Corporation
          Rodger W. LaFavre, Chief Operating Officer
          Tel. 781-275-6000


                   SPIRE AND NISSHINBO FORM GLOBAL PARTNERSHIP
                 FOR PHOTOVOLTAIC MODULE MANUFACTURING EQUIPMENT

Bedford, MA -- June 2, 2005 -- Spire Corporation (Nasdaq: SPIR) has entered into a global consortium agreement with Nisshinbo Industries, Inc., headquartered in Tokyo, Japan, for the development, manufacturing, and sales of solar photovoltaic module manufacturing equipment. Under the terms of the consortium agreement, Nisshinbo has purchased a permanent license to manufacture and sell Spire module manufacturing equipment for an undisclosed amount and additional royalties over the ten-year term. Spire and Nisshinbo have also agreed to pursue joint research and development, and product improvement activities. Worldwide marketing and sales will be a joint effort with Pacific Rim emphasis by Nisshinbo and Western Hemisphere emphasis by Spire.

Roger G. Little, CEO and Chairman of Spire, said, "With the explosion of the photovoltaic industry and its demand for module manufacturing equipment, we are excited to enter into a direct relationship with Nisshinbo, a major global diversified general equipment manufacturer. Nisshinbo is already familiar with Spire's module manufacturing equipment technology as a result of being a sub-licensee over the past seven years. Under this sub-license arrangement, Nisshinbo has already manufactured Spire equipment for many of the major module manufacturers in Japan and the Pacific Rim. We look forward to expanding our global sales and advancing our equipment as a result of this relationship."

Yoshihiro Sakaki, Director on the Board of Nisshinbo, said, "Under the new collaboration with Spire, a global leader in the solar module manufacturing equipment business, we believe we can supply high quality equipment and develop new technology for the worldwide solar business industry. We shall start joint development programs with Spire immediately, with the intent to be the number one equipment supplier in the world."

Nisshinbo Industries, Inc. is known for over 25 years as a manufacturer of various manufacturing equipment, and is concentrating on developing commercial production capabilities for solar module production equipment.

Spire Corporation is a diversified technology company serving the solar energy, biomedical, telecommunications and defense industries worldwide with innovative products and services based upon a common technology platform.

CERTAIN MATTERS DESCRIBED IN THIS NEWS RELEASE MAY BE FORWARD-LOOKING STATEMENTS SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED IN THE FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE RISK OF DEPENDENCE ON MARKET GROWTH, COMPETITION AND DEPENDENCE ON GOVERNMENT AGENCIES AND OTHER THIRD PARTIES FOR FUNDING CONTRACT RESEARCH AND SERVICES, AS WELL AS OTHER FACTORS DESCRIBED IN THE COMPANY'S FORM 10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.